TRANSLATION OF LETTER OF INTENT

             FOR DEVELOPMENT OF HUNAN PROVINCE CATV NETWORK BUSINESS

Hunan Provincial Broadcast and Television Media Co. Ltd. (hereinafter " Party A"), is developing and investing the construction and development of HFC network within the cities and countries in the territory of Hunan Province.

Big Sky Network Canada Ltd. (hereinafter "Party B"), a company with the business of IT project investment with office in Calgary, Alberta, Canada and register in British Virgin Island, is willing to cooperate with Party A in developing new business on the Hunan Provincial cable TV network (hereinafter HPCATV) in the territory of Hunan Province. After exchange of information by both parties, both mutually agree there will be a good opportunity for cooperation and a potential market for the business on the HPCATV network.

NOW, THEREFORE, Party A and Party B have reached an agreement for the cooperation intent and planned work schedule as follows:

         1. Party A and Party B hereby agree that jointly developing broadband high speed internet connection, broadband data transferring and network value added service through HPCATV which control three million cable TV subscribers by Party A. Party B will provide all investment funds and technology required by the project to develop business on the HPCATV network (these funds and technology mainly are for the head end room equipment, two way upgrade from Notes to end-user and the equipment for end-user) . Now Party A owns and controls HFC network and related hardware and soft ware platform which will be used the broadband service in the future. Party A will deliver the exclusive operation




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            right  of  its  current  network   facility  and  equipment  as  its
            contribution to JV.

         2. Party B will not share any current interest owned by Party A. JV project will not related with current business of television and the income from television program.

         3. The name of JV will be determined by both parties. Both parties will discuss total investment, registration capital, and ratio of distribution of net profit. Both parties agree that the term of contract will be twenty years that will be claimed in the final contract.

         4. Both parties agree that official business negotiation will be called in city of Chungsha in next one month.

         5. This agreement is written both in the Chinese and English languages. Two copies of both versions shall be respectively provided to both parties.

         6. This agreement, which may be executed in counterparts, is executed as of the date below written by duly authorized representatives of Party A and Party B.


Party A: HUNAN PROVINCIAL TELEVISION                 PARTY B: BIG SKY NETWORK
TELEVISION AND BROADCAST MEDIA CO. LTD.                    CANADA LTD.


By:      /s/ ZHENG DE                                By:/s/ DONGHE XUE
         ------------                                   ------------------
Name: Zheng De                                       Name: Donghe Xue
Title:                                               Title: Vice President

Date:  November 8, 2000                              Date: November 8, 2000




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